CONVERTIBLE BRIDGE LOAN AGREEMENT

This Convertible Bridge Loan Agreement (the "**Agreement**") is made and entered into as of the 1st day of July, 2019 (the "**Effective Date**"), by and among Insense Medical Ltd, a company organized under the laws of the State of Israel with registration number 515806495 (the "**Company**"), and InSense Medical Pty Ltd (ACN 633 285 364), a company duly incorporated in the State of Victoria, Australia (the "**Lender**"). The Company and the Lender may collectively be referred to herein as the "**Parties**", and each separately as a "**Party**."

WHEREAS, the Lender intends to raise for the Company's operational funds, a total amount of at least A$ 3,500,000 (three million, five hundred thousand Australian dollars) by way of equity subscription from third-party investors for shares of the Lender, primarily resident in Australia (the "**Placement**"); and

WHEREAS, the Company has accepted the Lender's offer to provide financing under the terms and conditions described herein for a minimum amount of A$3,500,000 and up to A$4,000,000, less the amount agreed in writing by the parties as required to fund the reasonable administration and capital raising costs of the Lender ("**Lender Costs**"). Funds actually received by the Company under the terms herein from the Lender shall be a loan (the "**Loan**") and the basis for calculations of the Placement Amount under clause 8 of the Deed (as defined below) but for the avoidance of doubt the Loan shall include the Lenders Costs; and

WHEREAS, the Parties have entered into an IPO Implementation Deed ("**Deed**") setting out the intention of the Parties to consummate an IPO (as defined below) of the Company's business within 9 months of completion of the Placement ("**Completion**"), or such other timeframe as agreed between the Parties in writing by way of a stock swap, following which all issued and outstanding shares and securities of the Company will be exchanged with shares and securities of the Lender and the Lender shall hold all of the issued share capital in the Company("**Acquisition**"); and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be legally bound, the Parties agree as follows:

1. <u>LOAN</u>

1.1. On the basis of the representations and covenants made by the Company herein and in the Deed, the Lender hereby lends to the Company the Loan set forth below.

1.2. Subject to Completion occurring, the consummation of the Loan transaction (the "**Closing**") shall take place, no later than the 24th of July, 2019 (the "**Closing Date**"), by exchange of documents and signatures (including by facsimile or electronic copy), with the funds of Transfer #2, as defined in Exhibit A below (in the amount of $ 2,265,000______), being wired or otherwise provided (however sourced from the Lender trust accounts in Australia or elsewhere) to the Company in two payments as follows, $1,000,000 by 24th July and the balance of $1,265,000 by 15th August 2019, unless some other time and place are agreed upon in writing by the Company and the Lender.

1.3. The Loan shall be used by the Company to meet its ongoing working capital requirements as per the Budget agreed upon by the Parties, marked **<u>Exhibit A</u>** and attached herein ("**Budget**"), which also includes certain budgeted costs and expenses in relation to services provided by Lender to be approved in advance and in writing by Company (acting reasonably). At the written request of the Lender, the Company shall provide a reasonably detailed, written report with respect to the management of the funds in the Designated Account (as such term is defined below) and any expenditures made therefrom and in any event must provide the Lender with quarterly reports (including managing accounts, i.e. updates on cash flow/Budget) in respect of the Company's operations and its use of funds advanced under the Loan.

1.4. The Parties agree that the full amount of the Loan is to be forwarded to the Company by the Lender in tranches in accordance with the cash flow table and respective dates in the Budget. The timely transfer of funds to the Company as per the Budget shall be a material term of this Agreement and the Deed. The Lender shall transfer the Loan to the Company, as and when required by the Cash flow Table in the Budget Plan, in a timely manner and in Australian Dollars by money transfer to the bank account of the Company, pursuant to the details provided in **Exhibit B** attached hereto (the "**Designated Account**"). Funds received by the Company shall be considered (i) part of the Loan and (ii) received by the Company for the purpose of this Agreement and the Deed. The Lender will provide the company with a bank issued confirmation of each transfer.

1.5. Other than forwarding the Loan to the Company as described above, Lender shall not make any use of the Placement funds unless any such use is covered in the Budget. Parties understand and agree that in case any part of the Loan is not received by the Company in a timely manner (i.e. within 10 business days of the dates defined in the Budget) then a dispute will be deemed to exist between the parties in which case within 5 business days the directors of the Lender and the Company shall meet (in person or by electronic means) with a view to resolving the non-payment issue in a constructive and efficient manner and all acting in good faith. If within 10 business days of such engagements the matter cannot be resolved and the Company has stated in writing delivered to the Lender that it does not consider itself to be in material breach of any obligations under this document or the Deed then and only then the Company shall no longer be obligated to Lender under this CLA and/or the Deed, other than to convert the part of the Loan actually received by the Company in a timely manner, under the terms and conditions above. Parties will make best effort to cooperate and adhere to their undertaking herein in order to prevent/remedy any breach of this Agreement.

1.6. The Loan amounts, once received by the Company, shall bear interest at the higher rate of (i) 2% (two) per annum, compounded annually, and (ii) the minimum rate prescribed by law (the "**Interest**").

2. In case the Company's operation requires the raise of further funds within nine (9) months as of Closing and prior to the IPO (as defined below), the Lender shall make best efforts, on a non-exclusive basis and on written direction from the Company, to raise such funds and forward them to the Company under the terms and conditions consistent with this Agreement (unless other terms and conditions agreed upon in writing by the Parties) with required modifications of the Budget. Such additional raised sum shall be transferred to the Company in one payment immediately following the Lenders receipt thereof.

3. CONVERSION OF LOAN.

3.1. Conversion upon an M&A Event prior to IPO. Subject to clause 4.2 of this Agreement, immediately prior to the consummation of an M&A Event (as defined below and without derogating from the Company's obligations under the Deed), the outstanding Loan amount owed to the Lender and any accrued Interest (if not previously repaid by the Company pursuant to the terms hereof) shall be automatically converted into a number of fully paid ordinary shares in the capital of the Company at a price per share of 14 cents AUD based on a pre-money valuation of $5.6m AUD, assuming split as per the deed (Exhibit C).

3.2. An "**M&A Event**" means any of the following events: (i) any merger, reorganization or consolidation of the Company with or into another entity, or the acquisition of the Company by means of any transaction or series of related transactions, following which the existing shareholders of the Company as of immediately prior to such transaction or series of related transactions hold, by virtue of securities issued as consideration for the Company's acquisition, less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity; (ii) a sale

of all or substantially all of the shares and/or the assets of the Company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company covering all the then material existing markets of the Company), in a single transaction or a series of related transactions; (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders; or (iv) any distribution of a dividend or a series of dividends or other distributions made to the shareholders, which has an effect or economic impact substantially similar to the above.

3.3. Conversion upon the Maturity Date. Unless otherwise agreed between the Parties in writing, twelve (12) months from the date of the Closing (the "**Maturity Date**"), the outstanding Loan of Lender and any accrued Interest (if not previously repaid by the Company pursuant to the terms hereof) shall be automatically converted into ordinary shares of the Company (subject to any share split, consolidation, or other corporate reorganization which may affect all shares of the Company prior to the Maturity Date) at a price per share of 14 cents AUD based on a pre-money valuation of $5.6m AUD, assuming split as per the deed (Exhibit C). **Exhibit C** appended hereto shows the Company's capitalization immediately before such conversion, on a fully diluted as-converted basis, assuming no additional dilutive events take place prior to the Maturity Date subject to clause 4.2 of this Agreement. From nine (9) months from the Closing Date the Company may in its sole discretion make an election in writing to convert the outstanding Loan and any accrued Interest to Ordinary Shares and on such an election being notified to the Lender the conversion will occur as if that date was the Maturity Date (as defined above) and the terms of conversion for an automatic conversion on the Maturity Date shall be deemed to apply to that elective conversion.

3.4. Due Issuance; Effect of Conversion. Upon any conversion of the Loan, the Company shall promptly issue to the Lender the appropriate number of ordinary shares, duly authorized, validly issued, fully-paid, non-assessable and free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third-party rights of any kind, other than as may be specified in Company's current articles of association or under any applicable law. Immediately upon such issuance, the Loan and any Interest accrued and unpaid thereon shall be deemed to have been satisfied and discharged in full and any obligations of the Company towards the Lender hereunder pertaining to repayment of the Loan and Interest shall be deemed satisfied in full.

3.5. Registry; Share Certificate. The Company shall, immediately upon any conversion of the Loan, register in its records the Lender as the holder of the number of ordinary shares issued to the Lender pursuant to such conversion, and may deliver to the Lender a certificate representing the number of ordinary shares issued to the Lender pursuant to such conversion.

3.6. Fractional Shares. No fractional shares shall be issued in connection with any conversion of the Loan, and the actual number of shares of the Company to be issued to the Lender shall be rounded up to the nearest whole number.

3.7. Rights as Shareholder. From the date of occurrence of a conversion and thereafter, the Lender shall be deemed to possess all rights, preferences, powers, privileges, restrictions, qualifications and limitations associated with the Company's shares issued upon such conversion to the Lender.

3.8. Effects of a Share Swap. For the avoidance of doubt, the Company may affect a share swap under the terms of the Deed and share swap agreement to be signed between the parties, without requiring the additional approval of the Lender.

4. **RIGHTS OF THE LENDER**

4.1. Company's Board of Directors. Parties agree that upon Completion the Company shall appoint a director to the Company's board of directors, the identity of such director to be agreed upon between the Company and the Lender.

4.2. Anti-Dilution. Subject to Company's timely receipt of all Loan funds as per the Budget, in the event that the Company grants equity or rights to equity to any third party within the 9 months as of the date hereof at a discounted valuation which implies a discount to the terms on which the Loan may convert ("**Grant**") whilst the Loan remains outstanding, the Lender will be entitled to an adjustment of the conversion terms as set out in this Agreement based on a broad based weighted average formula with the parties acting reasonably to effect any such adjustment.

4.3. Notification of Material Event. Parties agree and undertake to notify each other of any material event concerning the Company/Lender or the Company's/Lender's business, as soon as practicable after such occurrence.

5. **REPRESENTATIONS AND WARRANTIES OF THE COMPANY**

The Company hereby represents and warrants to the Lender, as of the date hereof and as of the Closing, as follows:

5.1. The Company is duly formed and validly existing under the laws of the State of Israel. Subject to the fulfillment of all conditions set forth herein, the execution and performance of this Agreement by the Company have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company, and this Agreement is the legal, valid, and binding obligation of the Company.

5.2. The consummation of the transaction contemplated hereunder and the performance of this Agreement by the Company do not violate the provisions of any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which the Company is a party or under which the Company is bound.

5.3. No consents, authorizations or approvals of any kind of any governmental authority or other third party, which were not obtained prior to execution hereof, are required in connection with the execution or performance of this Agreement.

5.4. The execution and performance of this Agreement by the Company have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it. This Agreement is the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its terms.

5.5. There is no current, pending or threatened proceedings affecting the Company before a court, authority, commission or arbitrator or similar process.

5.6. All accounts, books, ledgers and financial and other records of the Company have been accurately maintained, in all material respects, in accordance with applicable laws and are up-to-date and are in the possession or under the control of the Company.

5.7. The accounts of the Company fully reflect the current assets and liabilities of the Company, show a true, complete and fair view of the current financial position of the Company and the financial performance of the Company.

5.8. To its knowledge, the Company is the sole owner, or is has a valid license to use, free and clear of any liens or third-party rights, all intellectual property used in or necessary for the conduct of its business as currently conducted. There are no claims or demands pending by any other person pertaining to any of such intellectual property nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of the Company with respect to such intellectual property.

5.9. To the best of the Company's knowledge, information and belief, use of the Company's intellectual property will not breach the intellectual property rights of any person and it is not aware of any facts, matters or circumstances by virtue of which any intellectual property owned by it is likely to be held invalid, be revoked, be substantially narrowed or, in the case of a patent, not proceed to grant.

5.10. Subject to Company's receipt of at least the A$ 3,500,000 under this Agreement and timely receipt of funds by the Company under the Budget, until either the consummation of an IPO or the conversion of the Loan in accordance with the terms of this Agreement, the Company will not, without the prior consent of the Lender, not to be unreasonably withheld:

a) Issue any shares unless contemplated and authorized by deed or this agreement or ESOP agreement
b) borrow any money other than in the ordinary course of business and on commercial terms;
c) vary its constitution in a way that may adversely affect Lenders rights under this Agreement;
d) make any material change to its business; or
e) lend money to any third-party other than in the ordinary course of business.

6. Representations and Warranties of the Lender

The Lender hereby represents and warrants to the Company, solely as to itself, as of the date hereof and as of the Closing, that:

6.1. It has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby, and that this Agreement is valid and binding upon it and enforceable in accordance with its terms.

6.2. The consummation of the transactions contemplated hereunder and the performance of this Agreement by the Lender do not violate the provisions of any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which it is a party or under which it is bound.

6.3. It acknowledges that it had the opportunity to ask questions of, and receive information from, management of the Company concerning the terms and conditions of this transaction and the activity of the Company and its obligations and liabilities. The Lender further acknowledges that, subject to the disclosures it has received herein and the representations made to it by the Company in this Agreement, it has received such information, as it deems necessary to enable it to make its decision to provide the Loan.

6.4. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Loan and that it is able to bear the economic risk of providing the Loan including losing the entire Loan Amount.

7. Miscellaneous

7.1. The Company shall not assign or transfer any of its rights or obligations hereunder absent the consent of the Lender, and the Lender shall not assign or transfer any of its rights or obligations hereunder absent the consent of the Company not to be unreasonably refused.

7.2. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Israel regardless of its conflict of laws rules. The parties agree to submit any dispute in connection with this Agreement or its interpretation to the exclusive jurisdiction of the competent courts of Tel Aviv Israel.

7.3. This Agreement constitutes the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by any Party to another), written or oral, concerning the subject matter hereof and the terms applicable hereto.

7.4. Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Lender. No failure or delay by a Party to enforce at any time any of the provisions hereof, or to exercise any power or right hereunder, shall operate as or be construed to be, a waiver of any such provision, power or right. Any waiver of any provision hereof or any power or right hereunder shall be in writing and effective only in the specific instance and for the purpose for which given.

7.5. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), email transmission (evidenced by the absence of a non-delivery notice within a reasonable time), addressed as set forth in the preamble above or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person shall be deemed to have been given upon delivery. Notices and other communications delivered by facsimile transmission shall be deemed to have been given as of one business day after sending thereof, provided a confirmation copy is sent by registered mail. All notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

7.6. The Parties agree that any information which they may obtain concerning each other or a related party of the other and the detail and terms of this Agreement will be kept confidential and will not be used for any purpose other than completing the transactions contemplated by this Agreement provided that this item shall not prevent a Party from making any disclosure to its advisors or employees bound by similar undertaking and on a need to know basis, or as required by law provided that, without detracting from its legal obligations, that Party shall wherever practical first provide a copy of the announcement to the other Party and then it shall act reasonably in considering any amendments proposed to any announcement so provided.

7.7. The Company shall pay all stamp tax, franchise tax or other taxes or duties which may be due in connection with the execution of this Agreement. Each Party shall be responsible for the payment of its own taxes.

7.8. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

7.9. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.10. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding

obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this **Convertible Bridge Loan Agreement** as of the Effective Date.

THE COMPANY

InSense Medical Ltd.

Signature:

By: JOE HAYON

Title: CEO

THE LENDER

EXECUTED BY)
INSENSE MEDICAL PTY LTD)
ACN364 285 633)
in accordance with Section 127 of the)
Corporations Act:)

Director	PETER MARKS Print Name
DocuSigned by: A0A9D382E10C49A... Director/Company Secretary*	Phillip Hains Print Name

[Signature page for Convertible Bridge Loan Agreement]

Exhibit A: Budget (Also appended in Excel File - CLA-Budget Plan 14072019)

Insense Medical Pty Limited

PRE IPO BUDGET - 9 MONTHS
AUD

										IPO	
	19-יוני	19-יולי	19-אוג	19-ספט	19-אוק	19-נוב	19-דצמ	20-ינו	20-פבר	20-מרץ	TOTAL
OPENING CASH	-	(30,000)	309,000	1,283,000	1,257,000	155,000	129,000	103,000	77,000	51,000	-
Pre-IPO Capital Raising	190,000	2,810,000	1,000,000	-	-	-	-	-	-	-	4,000,000
TOTAL INFLOWS	190,000	2,810,000	1,000,000	-	-	-	-	-	-	-	4,000,000
IML Transfer of funds to InSense	190,000	2,265,000	-	-	1,076,000	-	-	-	-	-	3,531,000
IML Operating Expenses											
Accountants/Auditors	[redacted]	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	-
CFO Solutions - compliance & accounts & admin		3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	9,000
Company Secretary		2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	27,000
Consultant - Paul Sharbanee		-	-	-	-	-	-	-	-	-	18,000
Director - Peter Marks		5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	-
Executive Director - Leeame Hinch		7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	49,500
Lawyers - QRA		2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	63,000
Scientific Consultant - Eli Gabbay		2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	18,000
Travel and Entertainment		2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	22,500
Contingency		1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	18,000
Cost Reduction			-	-	-	-	-	-	-	-	9,000
Reimbursement of accrued pre-capital raising expenses (estimated)	30,000	-	-	-	-	-	-	-	-	-	-
Total IML Operating Expenses	30,000	26,000	26,000	26,000	26,000	26,000	26,000	26,000	26,000	26,000	30,000 264,000
Finders Fees (Australia) & Capital Raising Management (ALL)	[redacted]	180,000									180,000
TOTAL EXPENDITURE	220,000	2,471,000	26,000	26,000	1,102,000	26,000	26,000	26,000	26,000	26,000	3,975,000
CLOSING CASH	(30,000)	309,000	1,283,000	1,257,000	155,000	129,000	103,000	77,000	51,000	25,000	25,000

Insense Medical Ltd

PRE IPO BUDGET - 9 MONTHS
AUD

		1	2	3	4	5	6	7	8	IPO 9	
	19-יוני	19-יולי	19-אוג	19-ספט	19-אוק	19-נוב	19-דצמ	20-ינו	20-פבר	20-מרץ	TOTAL
OPENING CASH	-	(95,020)	1,776,660	1,367,408	942,316	1,634,704	1,269,392	1,254,080	949,168	670,256	-
IML Transfer of Funds	190,000	2,265,000			1,076,000						3,531,000
Grants (Non-dilution funds)							300,000				300,000
TOTAL INFLOWS	190,000	2,265,000	-	-	1,076,000	-	300,000	-	-	-	3,831,000
Expenses											
Salaries	81,420	102,760	153,700	179,700	178,300	178,300	178,300	178,300	178,300	178,300	1,587,380
Product Development, Support & Equip	23,800	88,200	163,400	159,000	130,600	112,800	70,800	57,400	44,400	44,400	894,800
Overheads	40,440	41,400	27,392	28,032	28,352	28,352	25,352	25,352	25,352	25,352	295,376
Facility Equipment & Furniture	18,000	17,000	27,400	18,000	9,000	5,000	-	-	-	-	94,400
Admin Exp	21,360	37,960	27,360	30,360	27,360	30,860	30,860	33,860	20,860	20,860	281,700
Contingency + Vendor Liabilities		46,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	126,000
Reimbursement of accrued pre-capital raising expenses (estimated)	100,000		-	-	-	-	-	-	-	-	100,000
Total Expenses	285,020	333,320	409,252	425,092	383,612	365,312	315,312	304,912	278,912	278,912	3,379,656
Finders Fees (Israel)		60,000									60,000
TOTAL EXPENDITURE	285,020	393,320	409,252	425,092	383,612	365,312	315,312	304,912	278,912	278,912	3,439,656
CLOSING CASH	(95,020)	1,776,660	1,367,408	942,316	1,634,704	1,269,392	1,254,080	949,168	670,256	391,344	391,344

Insense Medical Ltd - Cash Flow Table - Transfer Dates

PRE IPO CASHFLOW TABLE - 9 MONTHS

IML will transfer the defined funds per the table below
Funds are in AUD

	Amount	Planned Transfer Date	Status
Transfer #1	190,000	01.06.2019	Closed
Transfer #2	2,265,000	22.07.2019	Open
Transfer #3	1,076,000	01.10.2019	Open
Total	**3,531,000**		

Exhibit B: Details of the Designated Israel Bank Account

Beneficiary Name:	InSense Medical Ltd
Bank Name:	Leumi Bank
Branch name:	Leumi Tech Business Center
Branch Address:	Ha Manofim 15, Herzlia Pituach, Israel
Account Number:	823900/05
Branch Number:	864
Swift Code:	
Iban:	IL32 0108 6400 0008 2390 005

Exhibit C: Cap Table

InSense Medical Ltd - Pro-Forma Cap Table at pre-money valuation of $5.6m AUD

	Before split		After split	
Holder	No. of Shares	% FDB	No. of Shares	% FDB
Udi Nussinovitch	333,334	31.60%	12,640,256	31.60%
Dagi Ben-Noon	333,333	31.60%	12,640,256	31.60%
Joe Hayon	333,333	31.60%	12,640,256	31.60%
Sharon Marx	31,332	2.97%	1,188,133	2.97%
Ayal Shenhav	10,444	0.99%	396,044	0.99%
Anna Moshe	10,444	0.99%	396,044	0.99%
Oren Kedmi	2,611	0.25%	99,011	0.25%
TOTAL	**1,054,831**	**100.00%**	**40,000,000**	**100.00%**